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                                                                    EXHIBIT 99.2


            Contact:                              For immediate release
            Liora Bram                            David Becker
            Geoghegan Associates PR               i2 Technologies, Inc.
            617-863-9933                          214-860-6266
            liora@spinpros.com                    david_becker@i2.com

                i2 TECHNOLOGIES AND OPTIMAX SYSTEMS CORPORATION
                                 AGREE TO MERGE
        Premier supply chain planning and sequencing vendors join forces to offer leading-edge solutions.


IRVING, TX (May 16, 1997) -- i2 Technologies, Inc. (NASDAQ: ITWO), the leading provider of intelligent planning and optimization software for global supply chain management, and Optimax Systems Corporation of Cambridge, MA have agreed to merge in a transaction involving the exchange of 1.373 million shares of i2 Technologies common stock for all the outstanding shares and stock options of Optimax. Optimax is the developer of OptiFlex(R), a suite of scheduling and sequencing tools for supply chain management. Based on the closing price of i2 Technologies common stock on the Nasdaq National Market on May 15, 1997, the transaction is valued at approximately $52.2 million. The merger is intended to qualify as a tax-free reorganization and be accounted for as a "pooling of interests."

In related news, i2 announced that it had merged with Think Systems Corporation of Parsippany, NJ.

The merger of innovative solutions

To strengthen its ability to fulfill its corporate mission and produce $50 billion in customer value by 2005, i2 is committed to partnering with innovative solutions providers for access to both their products and domain expertise.

"i2 customers will benefit greatly from the addition of OptiFlex Sequencer technology to the Rhythm(R) suite of solutions," said Sanjiv Sidhu, Chairman and CEO, i2 Technologies. "The ability to provide advanced calculation of optimized assembly-line sequences or load building and route formation rounds out Rhythm's advantages for the automotive and heavy equipment industries."

Complementary technologies

i2's Rhythm family of supply chain optimization solutions employ an open, object-based architecture, which allows ease-of-integration with complementary solutions. The i2 and Optimax development teams will begin working immediately to embed genetic algorithms from the OptiFlex solution within Rhythm. The new solution will optimize performance by balancing scheduling issues and overall business goals. Optimax's solutions are already delivering value
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to companies such as General Motors, Deere & Company and General Electric.

"Genetic algorithms have a wide range of applicability across multiple industry segments by providing optimization capabilities in the areas of assembly line sequencing, job shop scheduling, design/development scheduling, load building, route optimization, and people scheduling and deployment," said Joe Bellini, Industries Vice President, i2 Technologies. "In addition to automotive and heavy industry, we see applicability to discrete, process and distribution-intensive environments."

"We are proud to be joining the rapidly growing i2 Technologies family," said Jeff Herrmann, President and CEO of Optimax Systems. "The integration of OptiFlex solutions into the Rhythm product line will create a superior supply chain management suite that is well-positioned to address the trend toward mass-customization and customer-driven manufacturing."

Cautionary Language

The Company noted that the above forward looking statements are subject to change based upon various important factors such as competition, market demand, and technological change. For additional factors which could impact the Company's financial results, please see the Company's Form 10-K filed in February 1997.

About i2 Technologies

Founded in 1988, i2 Technologies is the leading provider of intelligent planning and scheduling software for global supply chain management, with customers worldwide. Its Rhythm family of products provides comprehensive intelligent support for planning and scheduling functions across both inter-enterprise and intra-enterprise supply chains. i2 is dedicated to providing its customers with the highest level of business value at the lowest possible cost. The firm is headquartered in Irving, TX and maintains offices in the United States (Atlanta, Boston, Chicago, Charlotte, New York City, Dallas, Detroit, Los Angeles, Pittsburgh, Santa Clara); Europe (Brussels, London, Munich, Paris); Asia Pacific (Melbourne, Seoul, Singapore, Tokyo); Latin America (Mexico City); and Canada (Toronto). More information on i2 Technologies is available on the World Wide Web at http://www.i2.com.

About Optimax

Founded in 1993, Optimax Systems Corporation develops, markets and implements supply chain planning and scheduling software for customer-driven, make-to-order manufacturing. Optimax customers include such Fortune 500 manufacturers as General Motors, Deere & Company, Volvo/GM Heavy Truck, General Electric, and Case Corporation. For more information on Optimax Systems Corporation, please visit the company's World Wide Web site at http://www.optimax.com.

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